UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 26, 2011

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Technology Drive
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the” Board”) of Lantronix, Inc. (the “Company”) has appointed Mr. Jeremy Whitaker to the role of Chief Financial Officer and Corporate Secretary of the Company, effective September 26, 2011. Mr. Whitaker returns to the Company after serving briefly as Vice President, Corporate Controller at Mindspeed Technologies (NASDAQ:MSPD), a leading supplier of semiconductor solutions for network infrastructure applications. Prior to Mindspeed, Mr. Whitaker, who is 41 years old, served as Vice President of Finance and Accounting for the Company from August 2005 to January 2011, where he was responsible for managing all worldwide finance and accounting functions.  Prior to August 2005, Mr. Whitaker held vice president and director level finance and accounting positions with two publicly-traded companies, as well as having served as an Audit Manager during his six years at Ernst & Young LLP.

 Mr. Whitaker earned a bachelor’s degree in accountancy from California State University Fullerton and a master’s degree, also in accountancy, from University of Notre Dame’s Mendoza College of Business.

On September 26, 2011, the Company issued a press release announcing the appointment of Mr. Whitaker as Chief Financial Officer and Corporate Secretary of the Company.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

On September 8, 2011, the Company entered into an offer letter agreement with Mr. Whitaker (the “Offer Letter”).  Pursuant to the terms of the Offer Letter:

Salary and Bonus. Mr. Whitaker will receive a base salary of $210,000 annually.  Mr. Whitaker’s salary shall be reviewed annually by the Board.  Mr. Whitaker will be eligible to receive a cash incentive bonus of up to thirty-five percent (35%) of his base salary for each fiscal year during which the Offer Letter is in effect (the “Performance Bonus”).  Pursuant to the Offer Letter, the Performance Bonus will be subject to change on an annual basis by the Compensation Committee.  The objectives set by the Compensation Committee for the Performance Bonus may include (but are not limited to) operating metrics, objective and subjective leadership dimensions, performance metrics in the operation of the Company, the achievement of financial objectives set forth in a Board approved Annual Operating Plan (as defined in the Offer Letter) and other objectives determined by the Compensation Committee.

Options.  Mr. Whitaker shall be granted an option to purchase 55,000 shares of Common Stock of the Company (the “Option”) with an exercise price equal to the closing price of one share of common stock on the grant date.  Vesting of the Option is subject to Mr. Whitaker’s continuance as a Service Provider to the Company through the applicable vesting dates.  The terms of the Option are as follows:

Type of Grant	Number of Shares	Vesting Schedule
Incentive Stock Option to the extent permitted by the $100,000 rule of Internal Revenue code Section 422(d); otherwise a Nonstatutory Stock Option.	55,000	25% (13,750) of the shares will vest on the first anniversary of Mr. Whitaker’s start date; the remaining shares shall vest ratably each month thereafter for a period of 36 months.

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Termination Payments.  If the Company terminates Mr.Whitaker without Cause (as defined in the Offer Letter), in exchange for a full release of claims against the Company, the Company will pay Mr. Whitaker severance in a total amount as follows: (i) if the termination occurs within a one (1) year period from the Commencement Date, an amount equal to three (3) months of his then current Base Salary, or (ii)if employment is terminated anytime following the one year anniversary of the Commencement Date, an amount to be determined by the Board, in its sole discretion, prior to the first anniversary of the Commencement Date, and in either case, less required tax deductions and withholdings.

Change of Control.  In the event of a Change of Control (as defined in the Offer Letter), where the Market Cap (as defined in the Offer Letter) of the Company is equal to or less than $50 million, the Company shall immediately vest 100% of the shares remaining under the Option, provided, that if the Change of Control results in Whitaker’s resignation for Good Cause (as defined in the Offer Letter), the Company shall pay Mr. Whitaker severance, in lieu of the severance otherwise payable under the Offer Letter, in an amount equal to six (6) months of base salary, subject to the release of claims as specified in the Offer Letter.

In the event of a Change of Control where the Market Cap of the Company is greater than $50 million, the Company shall immediately vest 100% of the shares remaining under the Option, provided, that if such Change of Control results in Whitaker’s resignation for Good Cause, the Company shall pay Mr. Whitaker severance, in lieu of the severance otherwise payable under the Offer Letter, in an amount equal to  twelve (12) months of base salary, subject to the release of claims as specified in the Offer Letter.

The Offer Letter does not provide Mr. Whitaker with any excise tax or other tax gross-ups.

The foregoing summary is qualified in its entirety by the Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description

10.1	Letter Agreement between Lantronix, Inc. and Jeremy Whitaker dated September 8, 2011.

99.1	Press Release dated September 26, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTRONIX, INC., a Delaware corporation

Date: September 26, 2011	By:	/s/ James Kerrigan
James Kerrigan
Interim Chief Financial Officer

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